                                                                    Exhibit 99.1


[PILLOWTEX CORPORATION LOGO]

FOR IMMEDIATE RELEASE

     September 25, 2002


                    Contacts:
                    Investor Relations:  Hank Pollock, Vice President, Treasurer
                             (704)939-2976
                    Media: Karen Cobb, Communications Manager
                             (704)939-2775

             Pillowtex Enters Into Amendment to Term Loan Agreement

                             -----------------------

Kannapolis, N.C. - September 25, 2002 -- Pillowtex Corporation (OTC: PWTX) today announced that it has entered into an amendment to its term loan agreement, to be effective September 27, 2002. The amendment adds two new financial covenants, an asset coverage ratio test and a minimum availability requirement under the Company's revolving credit facility, which covenants will be measured at the end of each fiscal month for the remainder of the year. The amendment also includes a waiver of compliance with the interest coverage ratio and leverage ratio financial covenants contained in the term loan agreement for the 2002 third fiscal quarter. The Company has also agreed in the amendment to provide to its term loan lenders by November 27, 2002 revised projected financial statements for fiscal years 2003, 2004 and 2005.

     Pillowtex's Chief Financial Officer Michael R. Harmon stated: "A difficult retail environment combined with covenants that were based upon projections prepared in connection with the Company's plan of reorganization filed in December 2001 had put in doubt the Company's ability to meet those covenants in the term loan agreement for the third quarter. As a result, the Company sought and obtained from its term loan lenders a waiver from compliance with those covenants for the third quarter. Once the revised projections are completed, the Company and the term loan lenders will review the financial covenants in the term loan agreement as they apply to future periods."

     The Company also announced that it expected to be in compliance with all of the covenants in its revolving credit agreement at the end of the third quarter and that availability under the revolving credit agreement as of September 23, 2002 was approximately $76 million.

     The Company plans to release its third quarter earnings on Wednesday, October 23, 2002 and will hold a conference call that day for interested investors.

About Pillowtex
---------------

     Pillowtex Corporation, with corporate offices in Kannapolis, N.C., is one of America's leading producers and marketers of household textiles including towels, sheets, rugs, blankets, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. The Company's brands include Cannon, Fieldcrest, Royal Velvet, Charisma and private labels. Pillowtex currently employs approximately 8,300 people in its network of manufacturing and distribution facilities in the United States and Canada.

Forward-Looking Statements
--------------------------

     Certain statements contained in this press release, including, but not limited to, information regarding the Company's ability to comply with financial covenants, are forward looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this press release include, but are not limited to, the economic performance, financial condition and prospects of the Company, which are, in turn, affected by general retail industry conditions; competition; the Company's ability to implement its business plan; the Company's leverage; the price and availability of raw materials; reliance on key suppliers and vendors; dependence on specific brand names; risk of loss of material customers, labor relations and seasonality of the business. These and other such factors are discussed in greater detail under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2002.

                                    ## 30 ##

                                        2